Exhibit 99.5

21 November 2022

Dear Vendors and Service Providers:

This morning Imago announced that the Board of Directors have agreed to enter into a definitive agreement to be acquired by Merck. Attached for your reference is a copy of the joint press release issued this morning.

This deal is a testament to our innovation, science, people, and culture. Most importantly, we have, with your help, developed a medicine that shows great promise as a treatment for myeloid malignancies. Merck clearly recognizes this achievement. To reach this point in development is a significant accomplishment for any organization, but for such a small company such as Imago, we could not have done this alone. We are grateful for the productive relationship we have had with all our vendors.

We expect the transaction to close in the first quarter of 2023, subject to customary closing conditions.

If you have any questions, please let us know.

We thank you for contributing to the success of Imago.

With high regards,

Amy Tapper, Chief Technical Officer

Laura Eichorn, CFO

Jennifer Peppe, Global Head, Clinical Operations

Hugh Young Rienhoff Jr., CEO

Notice to Investors and Security Holders

The tender offer referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Merck Sharp & Dohme LLC (together with its subsidiaries, “Merck”) will file with the Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy shares of common stock (the “Shares”) of Imago BioSciences, Inc. (together with its subsidiaries, “Imago”) will only be made pursuant to an offer to purchase and related tender offer materials. At the time the planned tender offer is commenced, Merck will file a tender offer statement on Schedule TO and thereafter Imago will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Imago. Copies of the documents filed with the SEC by Imago will be available free of charge on Imago’s internet website at https://ir.imagobio.com/financial-information/sec-filings or by contacting Imago’s investor relations contact at laurance@gilmartinir.com. Copies of the documents filed with the SEC by Merck can be obtained, when filed, free of charge by directing a request to the Information Agent for the tender offer which will be named in the tender offer materials.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents to be filed by Merck, as well as the solicitation/recommendation statement to be filed by Imago, Imago will continue to file annual, quarterly and current reports with the SEC. Imago’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

The information contained in this communication is as of the date of this communication. Imago assumes no obligation to update forward-looking statements contained in this communication as the result of new information or future events or developments, except as may be required by law.

This communication contains forward-looking information related to Imago and the proposed acquisition of Imago that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed acquisition; the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the acquisition; statements about the expected timetable for completing the transaction; Imago’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Imago, Imago’s product pipeline and the anticipated timing of closing of the proposed acquisition.

Risks and uncertainties include, among other things, uncertainties as to the timing of the tender offer and the subsequent merger; risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; uncertainties as to how many of Imago’s stockholders will tender their shares of Imago common stock in the tender offer and the possibility that the acquisition does not close; the possibility that competing offers or acquisition proposals may be made; risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; Imago’s limited operating history and lack of products for commercial sale; Imago’s dependence on development, regulatory approval and commercialization of its product candidates; difficulties in enrolling patients and risks of substantial delays in its clinical trials; Imago’s minimal control over product candidates in investigator-initiated clinical trials; uncertainties in the cost and outcomes of its clinical studies and the acceptance for presentation at medical meetings of data from such clinical studies; uncertainties in the regulatory review and approval of Imago’s product candidates if its pivotal studies are positive; potentially material changes to the interim, top-line and preliminary data from its clinical trials; potential undesirable effects of Imago’s product candidates and safety or supply issues, in each case with respect to its product candidates alone or in combination with other compounds or products; Imago’s potential inability to obtain and maintain orphan drug designation and delays in approvals despite FDA Fast Track designation for expedited review; risks related to clinical trials outside of the United States; Imago’s need to manufacture adequate supplies, including multiple batches of Bomedemstat, using a commercial current Good Manufacturing Practice; risks related to information technology system and cybersecurity; risks related to misconduct of Imago’s employees and independent contractors; risks related to hazardous materials and Imago’s compliance with environmental laws and regulations; risks related to litigation and other claims; risks related to reliance on third parties to conduct and support preclinical studies and clinical trials, and to manufacture Imago’s product candidates; risks related to third-party intellectual property infringement claims and Imago’s ability to protect its own intellectual property; and risks related to governmental policies and regulations, including with respect to drug prices and reimbursement, and changes thereof.

Further descriptions of risks and uncertainties relating to Imago can be found in Imago’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://ir.imagobio.com/financial-information/sec-filings. These forward-looking statements are based on numerous assumptions and assessments made by Imago in light of its experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes are appropriate.

By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Although it is believed that the expectations reflected in the forward-looking statements in this communication are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this corporate release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this corporate release.